Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 7, 2013, is between N30 Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Charles H. Scoggin (“Employee”).

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                 Employment.  The Company hereby employs Employee and Employee hereby agrees to be employed by the Company for the period and upon the terms and conditions hereinafter set forth.

2.                                 Capacity and Duties.  Employee shall be employed by the Company as the Company’s President and Chief Executive Officer. During his employment, Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Board of Directors.  Employee shall devote his entire working time, attention and energies to the business of the Company.  His actions shall at all times be such that they do not discredit the Company or its products and services.  Employee shall not engage in any other business activity or activities that, in the judgment of the Board of Directors, may conflict with the proper performance of Employee’s duties hereunder, including constituting a conflict of interest between such activity and Company’s business.

3.                                 Compensation and Benefits.

(a)                       For all services rendered by Employee the Company shall pay Employee during the term of this Agreement an annual salary as set forth herein, payable semimonthly in arrears.  Employee’s initial annual salary shall be $420,000.00.  During the term of this Agreement, the amount of Employee’s salary shall be subject to periodic reviews and adjustments as determined by the Board of Directors in its sole discretion.  In addition, Employee shall be eligible for performance bonuses in cash and/or equity on an annual or more frequent basis, if and as determined by, and at the discretion of, the Board of Directors.

(b)                       In addition to salary payments as provided in Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms and conditions thereof.  Nothing herein contained shall require the Company to adopt or maintain any such employee benefit plans.

(c)                        During the term of this Agreement, except as otherwise provided in Section 5(b), Employee shall be entitled to sick leave and annual vacation consistent with the Company’s customary paid time off policies.

(d)                       During the term of this Agreement the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in the performance of his duties under this Agreement to the extent consistent with applicable Company policy in effect from time to time and upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

4.                                 Term of Employment.  Unless sooner terminated in accordance with Section 5, the initial term of this Agreement shall be two (2) years from the effective date of this Agreement, and thereafter shall continue for one year terms from year to year unless and until either party shall give notice to the other at least 30 days prior to the end of the original or then current renewal term of his or its intention to terminate at the end of such term.  The provisions of Sections 6, 7, and 9 shall remain in full force and effect notwithstanding the termination of this Agreement.

5.                                 Termination/Severance.

(a)                       If Employee dies during the term of this Agreement, the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs, this Agreement shall be considered terminated on the last day of such month and the Company shall cause any issued but unvested stock options granted to Employee to immediately vest.

(b)                       If during the term of this Agreement Employee is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement upon 30 days’ prior notice thereof to Employee or his duly appointed legal representative. For the purposes of this Section 5(b), a period of illness or incapacity shall be deemed “continuous” notwithstanding Employee’s performance of his duties during such period for continuous periods of less than 15 days in duration.

(c)                        The Company may terminate this Agreement at any time for Employee’s (1) gross negligence; (2) a material breach of any obligation created by this Agreement; (3) a violation of any policy, procedure or guideline of the Company, or any material injury to the economic or ethical welfare of the Company caused by Employee’s malfeasance, misfeasance, misconduct or inattention to Employee’s duties and responsibilities, or any other material failure to comply with the Company’s reasonable performance expectations, upon notice of the same from the Company and failure to cure such violation, injury or failure within 30 days; or (4) misconduct, including but not limited to, commission of any felony, or of any misdemeanor involving dishonesty or moral turpitude, or violation of any state or federal law in the course of his employment; theft or misuse of the Company’s property or time.

(d)                       The Company may terminate this Agreement at any time for any or no reason upon 30 days’ notice to Employee.

(e)                        If this Agreement is terminated by the Company prior to the end of the term pursuant to any provision other than 5(a) or 5(c), then, provided Employee executes the release described in Section 5(g) below and complies with his obligations under the Confidential Information Agreement and Noncompete Agreement incorporated by reference in Sections 6 and 7 of this Agreement:

(i) the Company shall pay to Employee twelve (12) month’s salary, or the amount due Employee through the remainder of the term, whichever is greater, in equal monthly installments, subject to all applicable deductions and withholdings;

(ii) if the Employee timely and properly elects to continue his Company-sponsored group health coverage following the date of the Employee’s termination of employment (the “Termination Date”) pursuant to COBRA, the Company will reimburse Employee each month for his cost to purchase such coverage until the earlier of (A) the date that is twelve months following the Termination Date or (B) the date the Employee ceases to be eligible for such coverage; and

(iii)  the Company shall cause any issued but unvested options scheduled to vest in the year of termination to immediately vest; provided, however, that this sentence shall not diminish the 100% vesting contemplated by 3(f) below in connection with a Change of Control.

(f)                       If a Change of Control occurs, all outstanding options granted to Employee as of such event shall immediately vest (to the extent they are not already vested).  For purposes of this Agreement, “Change in Control” shall mean consolidation or merger involving the Company in which the Company is not the surviving entity or any transaction in which more than 50% of the Company’s voting power is transferred or more than 50% of the Company’s assets are sold.  Notwithstanding the foregoing, sale of Company stock pursuant to an initial public offering or follow-on public offering shall not constitute a Change in Control.

(g)                        As a condition to receiving any severance payments under this Agreement, Employee shall execute and return to the Company, on or before the Release Expiration Date (as defined below), a full and complete release of all claims against the Company, its affiliates, and their respective employees, officers, directors, owners and members, in a form reasonably acceptable to the Company (the “Release”).  For purposes of this Agreement, the “Release Expiration Date” means the date that is 28 days following the date that the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 52 days following such delivery date.  Notwithstanding any provision to the contrary in this Agreement, (i) the Company will deliver the Release to Employee within 10 business days following the Termination Date, and the Company’s failure to timely deliver a Release will constitute a waiver of any requirement to execute a Release; (ii) if Employee fails to execute the Release or the Release fails to become irrevocable on or before the Release Expiration Date, Employee will not be entitled to any severance payments under this Agreement; and (iii) payments under this Agreement shall commence on the first payroll period commencing after the Release becomes irrevocable, provided however, that if the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments that are treated as nonqualified deferred compensation for purposes of Section 409A will be made in the later taxable year.

(h)                       The payment to the Employee of the amounts payable under this Section 5 shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment by the Company that results in payment of benefits under this Section 5.

6.                                 Confidential Information.  This Agreement incorporates by reference all the terms of that certain Confidential Information Agreement dated as of August 7, 2013 between Employee and the Company, as if fully set forth herein.

7.                                 Covenants Not to Compete or Interfere.  This Agreement incorporates all the terms of that certain Noncompete Agreement dated as of August 7, 2013 between Employee and the Company, as if fully set forth herein.  The parties hereby acknowledge that any severance payments made under Section 5 of this Agreement shall be consideration for Employee’s covenant not to compete with the Company.

8.                                 Waiver of Breach.  A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

9.                                 Severability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

10.                          Notices.  All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if mailed by first class mail, postage prepaid, addressed as follows: (i) If to the Company: to its principal office at 3122 Sterling Circle, Suite 200, Boulder, Colorado 80301; (ii) If to Employee: at the Company’s principal office; or such other address as either party may hereafter designate by notice as herein provided. Notwithstanding the foregoing provisions of this Section 10, so long as Employee is employed by the Company, any such communication, request, consent or other notice shall be deemed given if delivered as follows: if to the Company, by hand delivery to any executive officer of the Company (other than Employee), and if to Employee, by hand delivery to him.

11.                          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof, and the parties each agree to exclusive jurisdiction in the state and federal courts in Colorado.

12.                          Waiver of Jury Trial.   EMPLOYEE AND THE COMPANY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EMPLOYEE AND THE COMPANY WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.                          Assignment.  The Company may assign, without the consent of Employee, its rights and obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

14.                          Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof, including without limitation that certain Employment Agreement effective as of April 1, 2007 by and between N30 Pharmaceuticals, LLC, the Company’s predecessor, and Employee (the “Old Agreement”).

15.                          Amendments.  No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

16.                          Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

17.                        Section 409A.  Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (iii) the right to reimbursement of expenses or in-kind benefits may not be liquidated or exchanged for any other benefit.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

18.                             Preemptive Rights; Release.

(a)                                 So long as Employee remains an executive officer or member of the Board of Directors of the Company, the Company agrees that it will not sell any capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of or any other equity interest in the Company (“New Interests”), other than Excluded Securities (as such term is defined in the Investor Rights Agreement dated August 1, 2012 by and among the Company and the holders of Preferred Stock of the Company listed on Schedule A thereto (the “IRA”)), without also submitting written notice (the “Preemptive Rights Notice”) to Employee identifying the terms of the proposed sale (including the price, number or aggregate principal amount and type of interests and all other material terms) (the “Terms”), and, subject to compliance with all applicable securities laws (including without limitation Employee satisfying the definition of “accredited investor” under the applicable regulations), allow Employee the opportunity to purchase his Pro Rata Allotment (as defined below) of New Interests on terms and conditions, including price not less favorable than those on which the Company proposes to sell such New Interests to a third party or third parties.  The Company may issue the New Interests to the third party(ies) immediately after providing the Preemptive Rights Notice; provided however, Employee shall have twenty (20) days after the Preemptive Rights Notice is delivered to Employee to elect to purchase up to his Pro Rata Allotment by written notice to the Company setting forth the maximum number of New Interests sought to be purchased by Employee.  Any New Interests which are not purchased by Employee pursuant to the foregoing may be sold by the

Company on the Terms substantially as set forth in the Preemptive Rights Notice.  Employee acknowledges and agrees that so long as he is serving as either an executive officer or a member of the Board of Directors of the Company, the Preemptive Rights Notice shall be deemed to have been given to Employee upon approval of the Terms by the Company’s Board of Directors.  For purposes of this Section 18(a), Employee’s “Pro Rata Allotment” of New Interests shall be based on the ratio which the shares of Series A-1 Preferred Stock of the Company (“Series A-1 Preferred”) held by Employee bears to the total number of shares of Series A-1 Preferred and Series A-2 Preferred Stock of the Company (“Series A-2 Preferred”) outstanding on the date of the Preemptive Rights Notice, including all Series A-1 Preferred and Series A-2 Preferred issuable upon conversion or exercise of any outstanding warrants, options, convertible notes or other convertible securities.  The provisions of this Section 18(a) will not apply to (i) the offer or issuance of New Interests to employees, consultants or advisers of the Company, (ii) the offer or issuance of New Interests in connection with any strategic alliance, (iii) the issuance of New Interests in connection with the conversion of any convertible securities outstanding on the date hereof, including without limitation, the warrants exercisable for the Company’s Series D Preferred Stock issued to Horizon Credit I LLC and Horizon Credit II LLC, and the convertible notes issued pursuant to (x) that certain Note Purchase Agreement by and between the Company and certain parties dated as of July 15, 2013, and (y) that certain Note Purchase Agreement by and among the Company and certain parties dated as of April 1, 2013, (iv) the issuance of New Interests in connection with the Company’s next round of financing and (v) the issuance of Excluded Securities by the Company.  The rights of Employee set forth in this Section 18(a) shall be subject and subordinate to the rights of first offer of the holders of Preferred Stock of the Company contained in Section 3 of the IRA.  This Section 18(a) shall terminate and be of no further force or effect upon the earliest to occur of the following: immediately prior to the closing of an initial public offering by the Company; when the Company first becomes subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended; and the closing of a Deemed Liquidation Event, as such term is defined in the Company’s certificate of incorporation, as may be amended from time to time.

(b)                       Employee acknowledges, agrees and confirms that he (i) received all applicable Preemptive Rights Notices with respect to New Interests offered or issued or otherwise received adequate notice of all proposed issuances by the Company (including without limitation, any Company predecessor) of New Interests as of and prior to the date hereof, and (ii) has either waived all his rights to purchase his Pro Rata Allotment of such New Interests or satisfied such rights by purchasing a portion of such New Interests.  Employee acknowledges, agrees and confirms that he has no unsatisfied rights to purchase any New Interests in the Company (including without limitation, any Company predecessor) as of the date hereof.  In exchange for the consideration provided in this Agreement, Employee hereby waives, releases and discharges the Company (including without limitation its predecessors), its current and former officers, directors, stockholders, employees, agents and any of their respective affiliates (the “Company Releasees”), from any and all claims, known or unknown, Employee has ever had, now has or could have had against the Company Releasees up to and including the date of his execution of this Agreement, to the extent such claims relate to (1) Section §4 of the Old Agreement; (2) any Preemptive Rights Notice or failure to deliver any Preemptive Rights Notice, and (3) rights to purchase New Interests.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be effective as of the day and year first above written.

N30 PHARMACEUTICALS, INC.

By:	/s/ Arnold Snider
Name: Arnold Snider
Title: Chairman
Date:	8/7/13

EMPLOYEE

/s/ Charles H. Scoggin
Name:	Charles H. Scoggin
Date:	Aug 7, 2013

[Signature Page to Employment Agreement]

NONCOMPETE AGREEMENT

This NONCOMPETE AGREEMENT (this “Agreement”),”), effective as of March 1, 2013, is between N30 Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Charles H. Scoggin (“Employee”).

RECITALS

A.        Employee is or may be employed in an executive, management or professional capacity for the Company.

B.        The Employee desires to enter into or continue in the employment (as the case may be) of the Company.

C.        In order to protect the trade secrets and confidential information of the Company and as a condition to employment or the continued employment (as the case may be) of Employee, the Company requires that Employee enter into this Agreement.

NOW THEREFORE, in consideration of Employee’s employment with the Company and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Covenants Not to Compete or Interfere.

(a)           During the term of Employee’s employment with the Company and for a period of 12 months thereafter, and regardless of the reason for Employee’s termination, Employee shall not, within the United States or within a 50 mile radius of any area where the Company is doing business (including any point of sale of the Company’s products or services) at the time of such termination, directly or indirectly own, manage, operate, control, be employed by or otherwise participate in any commercial pharmaceutical or biotech business that has an active research or development program directed to small molecule, targeted products and services for use in the treatment of cystic fibrosis that are competitive with those of the Company, or is commercializing such services or products.

(b)       During the term of Employee’s employment with the Company and for a period of 12 months thereafter, and regardless of the reason for Employee’s termination, Employee shall not (i) cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) actively recruit any employee of the Company to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company which were contacted, solicited or served by Employee while employed by the Company.

(c)       Employee acknowledges that through his employment with the Company he will acquire access to information suited to immediate application by a business in competition with the Company.  Accordingly, Employee considers the foregoing restrictions on his future employment or business activities in all respects reasonable.  Employee specifically acknowledges that the Company and its licensees, as well as the Company’s competitors, provide their services throughout the geographic area specified in Section 1(a) above.  Employee therefore specifically consents to the foregoing geographic restriction on competition and believes that such a restriction is reasonable, given the scope of the Company’s business and the nature of Employee’s position with the Company.

(d)       Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a)                     Any contract for the purchase and sale of a business or the assets of a business;

(b)                     Any contract for the protection of trade secrets;

(c)                      Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

(d)                     Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Employee acknowledges that this Agreement is a contract for the protection of trade secrets under § 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company, and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of § 8-2-113(2)(d).

2.        No Employment Contract; Termination.  This Agreement is not an employment contract and by execution hereof the parties do not intend to create an employment contract.  If, through no fault of Employee, the Company liquidates substantially all of its assets, or permanently terminates its operations (in each case, other than in connection with a Change in Control, as such term is defined in Employee’s employment agreement with the Company), Employee’s obligations under Paragraphs 1(a) and 1(b) shall also terminate.

3.        Injunctive Relief; Damages.  Upon a breach or threatened breach by Employee of any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from such breach without posting a bond.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.

4.        Attorney’s Fees.  In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs of investigation and litigation.

5.        Severability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the law.  Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and in lieu of each provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.  In the event that a court finds any portion of Section 1 to be overly broad, and therefore unenforceable, the parties intend that the court shall modify such portion of paragraph 1 to reflect the maximum restraint allowable, and shall enforce this Agreement and the covenants herein as so modified.

6.        Entire Agreement; Governing Law.  This Agreement embodies the entire Agreement between the parties concerning the subject matter hereof and replaces and supersedes any prior or contemporaneous negotiations, oral representations, agreements or understandings among or attributable to the parties hereto, including without limitation that certain Employment Agreement effective as of April 1, 2007 by and between the Company’s predecessor, N30 Pharmaceuticals, LLC, and Employee.  The provisions of this Agreement shall not limit or otherwise affect Employee’s obligations under the provisions of any agreement with the Company with respect to the nondisclosure of the Company’s confidential information.  This Agreement and all performances hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.

7.        Consent to Jurisdiction.  All judicial proceedings brought against Employee arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in this State of Colorado, and by execution and delivery of this Agreement, Employee accepts the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non convenient and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

8.        Waiver of Jury Trial.  Employee and the Company hereby agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Employee and the Company warrant and represent that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.        Amendments; Waiver.  This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto.  No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.      Assignment.  The Company may assign its rights and obligations under this Agreement to any subsidiary or affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and Agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee.  Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

11.      Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

COMPANY:	N30 PHARMACEUTICALS, INC.
a Delaware corporation

/s/ Arnold Snider
Arnold Snider
Chairman

EMPLOYEE:	/s/ Charles H. Scoggin
Charles H. Scoggin

EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT

This Agreement is made and entered into by and between N30 Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 3122 E. Sterling Circle, Suite 200, Boulder, CO  80301 (the “Company”), and Charles H. Scoggin (“Employee”). All references to “I”, “me,” “mine” and the like refer to the Employee.

WHEREAS,I wish to be employed by, or continue in the employment of, the Company, and the Company wishes to employ me, or continue to employ me, provided that, in doing so, the Company can protect its trade secrets, inventions, ideas, proprietary information, business, good will and other intellectual property.

NOW THEREFORE, in consideration of this purpose and for good and valuable consideration acknowledged by the parties, I agree as follows:

1.                                      Confidential Information

I will hold in confidence during the entire term of my employment with the Company, and for ten (10) years after the termination of my employment, all Confidential Information of the Company and the confidential information of third parties provided to the Company under an obligation of non-disclosure. I will use the Confidential Information only within the scope of my employment and will not use the Confidential Information for any other purpose without first obtaining Company’s prior written consent.

As used herein, the term “Confidential Information” shall mean confidential, secret or proprietary information possessed by the Company relating to its business, including without limitation, any technical, business and economic information, data, materials, compounds, formulations, apparatus, operations, methodology, processes, samples, research and development plans and strategies, trade secrets, business plans, clinical studies, marketing and sales plans and information, customer lists, vendor lists, operational methods, software programs, passwords, patents, trademarks, copyrights and other intellectual property and know-how related to Company that is observed by me or disclosed orally, electronically or in writing by Company to me.

Confidential Information and the restrictions on disclosure will not apply to: (i) any information that is or becomes publicly known through no fault of mine; (ii) any information that I previously knew prior to my employment with the Company, or if applicable, prior to providing consulting services to Company, that I can establish with competent evidence; (iii) any information I received from a third party without an obligation to the Company to maintain the secrecy of such information; or (iv) any information disclosed with the prior written consent of the Company.

If I am required by law, court order or government agency to disclose Confidential Information, I shall provide Company with prompt written notice of any such request or requirement so that Company may seek, at its expense, a protective order or other appropriate remedy.

2.                                      Disclosure and Assignment of Inventions

I agree to promptly disclose and assign to the Company, and hereby automatically and irrevocably do assign without further consideration, my entire right, title and interest in all Inventions. As used herein, the term “Inventions” shall mean all intellectual property rights, including all trade secrets, copyrightable material or works, patents, patentable inventions, ideas, discoveries and improvements, and business innovations in any technical and non-technical data, formula, process, methodology, operating procedure, compilation, diagrams, photographs, research data, notebooks, techniques, drawings, financial plans and data, pre-clinical, clinical and marketing plans and data, actual or potential customer and vendor lists, trademarks, technical or business innovations and work product, whether or not patentable, copyrightable or subject to trademark protection, made by me during the term of my employment or made by me after the termination of my employment with the Company based upon the Company’s Confidential Information.

I will keep adequate written records of all Inventions made by me, such as notebooks, sketches, software programs and the like, which are the property of the Company.  I will take all other steps necessary to assist the Company in securing any patents, copyrights or other protection for Inventions that I am required to assign to the Company and for perfecting Company’s ownership thereof. If I am unable or unwilling, whether during my employment or after termination, to sign any documents needed to apply for, pursue or maintain any patent or copyright registrations for Inventions, or to evidence ownership to such Inventions, I hereby appoint the Company as my attorney-in-fact and grant the Company a limited power-of-attorney for such purpose, with the ability to sign such documents as my attorney-in-fact and take any other actions necessary to pursue the registrations and or evidence the Company’s ownership.

Notwithstanding the foregoing, I am required to disclose to the Company any other invention: (i) for which no equipment, supplies, facilities or Confidential Information of the Company were used and which was developed entirely on my own time; (ii) which at the time of conception or reduction to practice did not relate directly or indirectly to the business of the Company or the Company’s actual or anticipated research or development; and (iii) which did not result from any work I performed for the Company. The disclosure of such inventions must be made to the Company so the Company and I can make a determination whether such inventions do in fact qualify for exclusion from assignment to the Company.  The Company agrees to keep confidential any such invention I disclose unless a determination is made that such invention falls within Company Inventions.

3.                                      Tangible Materials. At any time upon the written request of Company and no later than the termination of my employment with the Company, I agree to promptly return to Company the Confidential Information, including all copies thereof, all materials, including files, generated by me containing Confidential

Information, and all equipment, computers, security cards and supplies of the Company.  I agree not to destroy any information contained on Company-owned computers and agree to delete all Company Confidential Information contained on my personal computer(s).

4.                                      Duties to Third Parties. I represent that, to the best of my knowledge, compliance with the terms of this Agreement will not violate any duty that I may have to anyone other than the Company (such as a former employer) to keep such third party’s proprietary/confidential information in confidence or to refrain from using such third party’s intellectual property.  If at any time during my employment with the Company, I am asked by the Company to perform work that I believe may cause me to violate a duty to a third party, I will immediately inform my supervisor or officer of the Company so that an assessment of the situation may be made. I also agree that I will not, during my employment with the Company, bring on the Company’s premises, use or disclose to the Company any confidential information or intellectual property of any former employer or other third party without such party’s prior written consent.

5.                                      Equitable Relief. The Company and I agree that money damages would not be an adequate remedy for any breach of this Agreement and that Company shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach or threatened breach of this Agreement, in addition to any other remedies available to Company at law or in equity.It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

6.                                      Miscellaneous.

This Agreement replaces and supersedes in its entirety the confidentiality and invention assignment provisions contained in that certain Employment Agreement effective as of April 1, 2007 by and between me and the Company’s predecessor, N30 Pharmaceuticals, LLC, and is the only agreement or understanding between the Company and myself about Confidential Information and the ownership of Inventions pertaining to the term of my employment and after the termination thereof, even if I sign this Agreement after the date of my employment. If applicable, the terms relating to Confidential Information and Inventions contained in a consulting agreement or the like between myself and the Company shall control the period prior to my employment. Any modification of the terms in this Agreement shall require my signature and that of an officer of the Company.

This Agreement, other than the provisions that are expressly applicable only during my employment with the Company, will survive termination of my employment for any reason, and will continue for the benefit of and will be binding upon, the successors, assigns, heirs and legal representatives of the Company and myself.

This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to principles of conflicts of laws applicable in such jurisdiction. Any dispute under this Agreement shall be decided in the courts having jurisdiction within the State of Colorado.

The waiver by the Company of any breach or right under this Agreement will not operate or be construed as a waiver of any other or subsequent breach by or right of the Company.  In the event any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

N30 PHARMACEUTICALS, INC.		EMPLOYEE

By:	/s/ Arnold Snider	By:	/s/ Charles H. Scoggin

Name:	Arnold Snider	Name:	Charles H. Scoggin

Title:	Chairman	Date:	Aug 7, 2013

Date:	8/7/13